Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued (i) our report dated August 12, 2011, with respect to the balance sheet of Mid-Con Energy Partners, LP as of July 29, 2011, (ii) our report dated August 12, 2011 (except for Note 12, as to which the date is October 5, 2011) with respect to the combined financial statements of Mid-Con Energy I, LLC and Mid-Con Energy II, LLC as of December 31, 2009 and 2010 and for the period from inception (July 1, 2009) to December 31, 2009 and for the year ended December 31, 2010, and (iii) our report dated August 12, 2011 (except for Note 12, as to which the date is October 5, 2011) with respect to the consolidated financial statements of Mid-Con Energy Corporation for the years ended June 30, 2008 and 2009, all of which are contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
December 6, 2011